Exhibit 5.1
January 24, 2007
Harris Stratex Networks, Inc.
c/o Harris Corporation
1025 West NASA Blvd.
Melbourne, Florida 32919

Re:	Registration on Form S-1
Dear Ladies and Gentlemen:
     We have acted as special counsel to Harris Stratex Networks, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Securities and Exchange Commission Form S-1 (the “Registration Statement”) with respect to up to 539,195 shares of common stock, par value $.01 per share (the “Warrant Shares”), of the Company to be offered by the Company upon exercise of warrants (the “Warrants”).
     In this regard, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
     Upon the basis of such examination, we advise you that, in our opinion, when:
     (i)     the registration statement relating to the Warrant Shares (the “Registration Statement”) has become effective under the Securities Act of 1933, as amended (the “Act”),
     (ii)     the Company’s Amended and Restated Certificate of Incorporation substantially in the form filed as an exhibit to the Registration Statement (the “Amended and Restated Certificate of Incorporation”) has been duly filed with the Secretary of State of the State of Delaware,
     (iii)     the Company’s Amended and Restated Bylaws substantially in the form filed as an exhibit to the Registration Statement have been duly adopted by the Company,
     (iv)     the Company has duly executed the Warrant Assumption Agreement substantially in the form filed as an exhibit to the Registration Statement to be delivered pursuant to the Amended and Restated Formation, Contribution and Merger Agreement, dated as of December 18, 2006, among the Company, Harris Corporation, Stratex Networks, Inc. and Stratex Merger Corp.,
the Warrant Shares will be duly authorized and, upon issuance and payment therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued by the Company, fully paid and non-assessable.

Harris Stratex Networks, Inc.
c/o Harris Corporation
January 24, 2007

     This opinion is rendered solely to you in connection with the registration of the Warrant Shares under the Registration Statement.
     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
     The foregoing opinion is limited to the Delaware General Corporation Law and applicable provisions of the Delaware Constitution, as applied by courts located in Delaware (collectively, the “Law”) and the reported judicial decisions interpreting the Law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We consent to being named as special counsel to the Company in the Registration Statement and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Bingham McCutchen LLP